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                                                                     EXHIBIT 2.2
To:               SBS Broadcasting S.A.
                  8-10 rue Mathias Hardt
                  L-1717 Luxembourg
                  Luxembourg

From:             United Pan-Europe Communications N.V.
                  Fred. Roeskestraat 123
                  P.O. Box 74763
                  1070 BT Amsterdam
                  The Netherlands

11 April 2000

Dear Sirs:

EXCHANGE OFFER AGREEMENT DATED AS OF MARCH 9, 2000 BETWEEN UNITED PAN-EUROPE COMMUNICATIONS N.V. AND SBS BROADCASTING S.A. ("THE AGREEMENT")

This letter records our agreement that, notwithstanding the occurrence of a Trigger Event giving rise to a right for Purchaser to terminate the Agreement, Purchaser has elected not to terminate the Agreement, and instead Purchaser and the Company have agreed to amend the Agreement pursuant to section 8.04 thereof so that the last paragraph of section 1.01(a)(ii) of the Agreement is deleted in its entirety and replaced by the following paragraph:

         "Notwithstanding the foregoing, if the average closing sale price of Purchaser Shares on NASDAQ for ten trading days selected at random (the "Random Trading Days") on the Consideration Calculation Date from the 20 trading days prior to the Consideration Calculation Date is equal to or less than US$147 (which number will be adjusted in accordance with Section 1.01(a)(iii)) then the Purchaser may within one US Business Day following the Consideration Calculation Date elect by giving notice to the Company to terminate this Agreement, provided that if the Purchaser does not so notify the Company within such one US Business Day period, Purchaser shall not be entitled to terminate this Agreement pursuant to this paragraph. The Random Trading Days shall be selected by the Purchaser drawing random lots on the Consideration Calculation Date at the London offices of the Purchaser at which a representative of the Company shall be in attendance. For the purpose of this paragraph the Consideration Calculation Date will be determined by the Purchaser as being the third US Business Day prior to the date that would in the Purchaser's reasonable opinion have been the commencement date of the Offer based on the terms of this Agreement were it not for the operation of this paragraph."

Purchaser hereby acknowledges its obligations, as provided in and subject to the terms and conditions of the Agreement (and in particular sections 1.01(f) and 6.04 thereof), to (i) commence the Offer as promptly as practicable after the SEC has declared that its Registration Statement on Form S-4 relating to the Offer has become effective, and (ii) to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under any Applicable Law or Rule to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Agreement.

Capitalised terms used but not defined in this letter have the meanings assigned to them in the Agreement. Please confirm your agreement to the above by countersigning this letter and returning it to us in accordance with Section
9.05 of the Agreement.




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Yours faithfully,

United Pan-Europe Communications NV

/s/  John Riordan                           /s/  Mark Schneider
--------------------------------------     -----------------------------------
By:  John Riordan                           By: Mark Schneider
Title: Managing Director                    Title: Managing Director

We confirm our agreement to the above:

SBS Broadcasting SA


/s/ Harry Evans Sloan                       /s/ Howard A. Knight
-----------------------------------         ------------------------------------
By: Harry Evans Sloan                       By: Howard A. Knight
Title: Chairman, Chief Executive            Title: Vice Chairman, Chief
       Officer                                     Operating Officer